Exhibit 99.1

News Release	For Immediate Release
October 30, 2008
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Ken Harper
Greer, SC 29650	Phone: (864) 848-5104

Greer Bancshares Incorporated Reports Third Quarter 2008 Loss

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported a net loss of $7,193,000, or $2.89 cents per diluted share for the quarter ended September 30, 2008, compared to net income of $933,000 or 38 cents per diluted share for the third quarter of 2007. Quarterly income was negatively impacted by a non-cash impairment charge of $7,935,000, primarily due to a significant decrease in market value of a Fannie Mae Preferred Stock investment which resulted from the U.S. Department of the Treasury’s conservatorship action with respect to Fannie Mae.

Greer State Bank’s asset base has increased by 20% over the past year to $429.6 million as of September 30, 2008, in comparison to total assets of $358.0 million at September 30, 2007. Net loans outstanding as of September 30, 2008 amounted to $296.0 million, up 16.4% over net loan totals as of September 30, 2007, while total deposits increased by 22.7% to $280.8 million.

Ken Harper, President and Chief Executive Officer reports: “We are obviously very disappointed in having to take a non-cash write down of this magnitude in our investment portfolio. The rapid decline in value of this preferred stock investment in this particular government sponsored entity was unprecedented, and carried with it a negative impact that is widespread throughout the financial services sector. We will benefit in the month of October from favorable tax treatment related to this write-down, which will positively affect fourth quarter earnings by approximately $2.5 million. While our net interest margin will remain under pressure for some time, our core banking operations remain strong, exclusive of this significant one time event.”

Harper concludes, “Our activities in the fourth quarter of 2008, and in all of 2009 will continue to be centered around core deposit acquisition, expense control and the appropriate management of credit risk. We are also pursuing multiple capital enhancement options, in order to place the company in good position to weather an extended recession in the event that the national economy does not show signs of improvement in early 2009.”

Greer State Bank is now in its twentieth year of operations and serves the greater Greer community with three branch offices and one loan production office, and a fourth branch office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.

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Forward-looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties including, without limitation:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	the level of allowance for loan losses;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•

general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.